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                                                                       EXHIBIT C

MEMO

TO:    Fidra Holdings, Ltd.

FROM:  Mr. Nick Pirgousis

CC:

DATE:  06/10/03

RE:    Default

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Dear Mr. Brown,

Kindly accept this memo that the 514,895 (Five hundred fourteen thousand eight hundred and ninety five only) shares of Syndicated Food Service International Inc. held in your brokerage accounts on my behalf were pledged as security for several letters of commitment, promissory notes and personal guarantees to Fidra Holdings Ltd.

I acknowledge that I am in default of the Debt Obligations secured by the securities and hereby sign over full title and possession of the securities to Fidra Holdings Ltd., as of June 10, 2003.

Yours truly,

/s/ Nick Pirgousis

Mr. Nick Pirgousis